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Exhibit 99.2      Portion of the Company's Prospectus contained in the
                  Company's Registration Statement under the heading, "Management of the Company," and "Management of the Bank."




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                            MANAGEMENT OF THE COMPANY

      The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Campbell McConnell, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Gilbert G. Lundstrom and Joyce Person Pocras, has a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of LaVern F. Roschewski and Ann Lindley Spence, has a term of office expiring at the third annual meeting of stockholders. The names and biographical information of the directors are set forth under "Management of the Bank--Biographical Information."


      The following individuals are the executive officers of the Company and hold the offices set forth below opposite their names.


            NAME                POSITION(S) HELD WITH COMPANY
            ----                -----------------------------
LaVern F. Roschewski........    Chairman of the Board
Gilbert G. Lundstrom........    President and Chief Executive Officer
Eugene B. Witkowicz.........    Executive Vice President, Treasurer
                                and Chief Financial Officer
Patricia A. Young...........    Corporate Secretary
Judith A. Klinkman..........    Assistant Corporate Secretary


      The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal at the discretion of the Board of Directors.

      Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Bank--Biographical Information."






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                             MANAGEMENT OF THE BANK

DIRECTORS

      The following table sets forth certain information regarding the Board of Directors of the Bank.


                                     POSITION(S) HELD WITH THE     DIRECTOR      TERM
        NAME              AGE(1)              BANK                  SINCE       EXPIRES
---------------------     -------    --------------------------    ---------    --------

LaVern F. Roschewski.       66       Chairman of the Board of        1982         2000
                                     the Bank, Chairman of the
                                     Board and Chief Executive
                                     Officer of the Iowa Bank
Gilbert G. Lundstrom.       56       Director, President and         1994         1999
                                     Chief Executive Officer
Campbell McConnell...       69       Director                        1974         1998
Ann Lindley Spence...       63       Director                        1989         2000
Joyce Person Pocras..       55       Director                        1994         1999
----------------
(1)   As of September 30, 1997.


EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.


             NAME                 AGE(1)      POSITION(S) HELD WITH BANK
------------------------------    -------     -----------------------------

Eugene B. Witkowicz...........      49        Executive Vice President,
                                              Treasurer, Chief Financial Officer
                                              and Director of Finance
Roland P. Maaske(2)...........      64        Executive Vice President and
                                              Director of Lending
Larry L. Pfeil................      54        Executive Vice President and
                                              Director of Financial Services
Patricia A. Young.............      58        Executive Vice President,
                                              Corporate Secretary and Director
                                              of Marketing and Employment
                                              Development
Roger R. Ludemann.............      48        Executive Vice President and
                                              Director of Consumer Services

---------------
(1)   As of September 30, 1997.
(2)   As of April 30, 1998 Roland P. Maaske retired and the position he held was assumed by Gale R. Furnas, age 45 on May 1, 1998.

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      Each of the executive officers of the Bank will retain his/her office in the converted Bank until their re- election at the annual meeting of the Board of Directors of the Bank, held immediately after the first annual meeting of stockholders subsequent to the Conversion, and until their successors are elected and qualified or until they resign, retire, or are removed or replaced. Officers are subject to re-election by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS

      LAVERN F. ROSCHEWSKI currently serves as Chairman of the Board. Mr. Roschewski was elected Chairman of the Board and Chief Executive Officer of the Bank on January 1, 1994, after serving as President and Chief Operating Officer since January 1984. Effective January 1, 1996, he retired from the position of Chief Executive Officer. Mr. Roschewski joined the Bank in 1956 and has served as Internal Auditor, Treasurer, Senior Vice President, Executive Vice President, Chief Executive Officer and Chairman.

      GILBERT G. LUNDSTROM joined the Bank as President, Chief Operating Officer, and Director on January 1, 1994. Mr. Lundstrom was an attorney and a managing partner for the Lincoln, Nebraska law firm of Woods & Aitken, where he practiced law for 25 years. The law firm served as the Bank's general counsel for the previous seven years. He assumed the additional duties of Chief Executive Officer on January 1, 1996, and currently serves as an elected director of the FHLB. Mr. Lundstrom is also a founding director of the National Council of Federal Home Loan Banks and serves on the Board of Directors of several for-profit and not-for-profit corporations.

      CAMPBELL MCCONNELL is a Professor Emeritus of the Economics Department of the University of Nebraska-Lincoln. He retired from the University of Nebraska-Lincoln in 1990.

      ANN LINDLEY SPENCE is the retired President of Spence Title Services, Inc., a title insurance company located in Omaha, Nebraska.

      JOYCE PERSON POCRAS was the Bank's Internal Auditor until her retirement in 1993.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      EUGENE B. WITKOWICZ currently serves as Executive Vice President, Treasurer, Chief Financial Officer and Director of Finance of the Bank, and is responsible for managing the corporation's financial administration, investment portfolio, and budgeting. He began his career at the Bank in 1971 as an Internal Auditor. He has also served as Controller and Fiscal Department Manager.

      ROLAND P. MAASKE is responsible for the Bank's lending operations. Mr. Maaske began his career at the Bank in 1961 as a loan trainee and advanced to become Senior Vice President and Director of Lending in 1981. Mr. Maaske was promoted to Executive Vice President in 1984.

      LARRY L. PFEIL joined the Bank in 1971 as Branch Manager for the Fairbury office and currently serves as Executive Vice President and Director of Financial Services. Mr. Pfeil is responsible for the


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savings operation and data processing support for the Bank. He has also served as the Director of Lincoln Area Operations and Director of Central Area Operations.

      PATRICIA A. YOUNG joined the Bank in 1958 as a secretary in the Insurance/Personnel Department. As Executive Vice President, Corporate Secretary and Director of Marketing and Employment Development, Ms. Young is responsible for the Bank's marketing, advertising, public relations, market research, and employee training. Ms. Young has also served as Corporate Secretary to the Board of Directors since 1971.

      ROGER R. LUDEMANN joined the Bank in 1995 as Senior Vice President, Director of Consumer Services. He was promoted to Executive Vice President in September 1997. He is responsible for the overall development and coordination of retail banking activities. Prior to joining the Bank, Mr. Ludemann served for two years as President of Cross Financial Group, and has also served as Senior Vice President of Retail Banking for American Charter.



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